UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2008

CATALENT PHARMA SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-147871	13-3523163
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14 Schoolhouse Road Somerset, New Jersey	08873
(Address of registrant’s principal executive office)	(Zip code)

(732) 537-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Departure of Current Chief Financial Officer

(b) On March 28, 2008, Catalent Pharma Solutions, Inc. (the “Company”) announced that David Eatwell, the Company’s Senior Vice President and Chief Financial Officer, will be leaving the Company effective April 4, 2008 to pursue other opportunities.

Appointment of New Chief Financial Officer

(c) and (e) On March 28, 2008, the Company announced that Matthew Walsh has been hired to succeed Mr. Eatwell as the Company’s Senior Vice President and Chief Financial Officer. Mr. Walsh will join the Company on April 7, 2008 (the “Commencement Date”).

Pursuant to the terms of his offer letter, dated February 29, 2008, Mr. Walsh’s employment with the Company is subject to the following material terms:

•	Base salary of $485,000 per year.

•

A one-time sign-on bonus of $200,000 (the “Sign-on Bonus”) payable in September 2008. If Mr. Walsh voluntarily terminates his employment with the Company within twelve months of the bonus payment, he will be obligated to repay the Company the full amount of the Sign-on Bonus.

•

Participation by Mr. Walsh in the Company’s Management Incentive Plan (the “MIP”) and Deferred Compensation Plan. Mr. Walsh’s annual bonus target for the 2008 fiscal year (July 1, 2007-June 30, 2008) under the MIP will be 75% of his annual base salary, and will be prorated to reflect the number of days he is employed with the Company during the 2008 fiscal year.

•	Mr. Walsh is entitled to paid time off and is eligible to participate in other broad-based employee benefit programs of the Company.

•

Mr. Walsh is eligible for relocation assistance in accordance with the Company’s policy, which assistance includes payment for realtor fees, moving costs, temporary housing, fees related to closing costs, one month’s base salary to cover miscellaneous expenses and reimbursement for a loss, if any, incurred in connection with the sale of his residence, up to a maximum amount. In the event Mr. Walsh voluntarily terminates his employment with the Company (a) prior to the one-year anniversary of the Commencement Date, he agrees to reimburse the Company for 100% of these costs (including any form of reimbursement payment) or (b) after the one-year anniversary of the Commencement Date but prior to the second anniversary of the Commencement Date, he agrees to reimburse the Company for 50% of these costs (including any form of reimbursement payment).

•

The Company will recommend to the Board of Directors of PTS Holdings Corp. (the Company’s indirect parent) that Mr. Walsh be awarded stock options to acquire shares of common stock of PTS Holdings Corp. with an aggregate value of $4,000,000. The grant of the stock option award will be subject to Mr. Walsh’s cash investment of not less than

$400,000 to purchase shares of common stock of PTS Holdings Corp. Provided that Mr. Walsh makes the $400,000 investment at one time within sixty (60) days of the Commencement Date, the Company agrees to pay the Sign-on Bonus immediately prior to the date of such investment. In the event that Mr. Walsh does not make the $400,000 investment within sixty (60) days of the Commencement Date, the Sign-on Bonus will be paid when it would otherwise be payable.

On February 29, 2008, Mr. Walsh also entered into a severance agreement with the Company, which contains the following material terms:

•

If Mr. Walsh is terminated by the Company other than for “cause” (as defined in the severance agreement), death or disability, or if Mr. Walsh resigns from his position with the Company for “good reason” (as defined in the severance agreement), Mr. Walsh will be entitled to receive a severance payment in an amount equal to one year of his annual base salary and target bonus, which amount is payable in equal installments over the one year period following termination of employment. In addition, Mr. Walsh will be entitled to continue to participate in the Company’s group health insurance plans for up to one year after termination.

•

Mr. Walsh’s entitlement to the severance payments and benefits outlined above are conditioned on his signing and not revoking the Company’s standard release of claims for executives generally and his execution of and adherence to, the Management Equity Subscription Agreement and, in particular, the restrictive covenants contained therein which include a customary confidentiality covenant that applies while employed and at all times thereafter and non-solicitation and non-compete covenants that apply while employed and for a period of one year following termination of employment for any reason. The Form of Management Equity Subscription Agreement has been previously filed by the Company with the SEC and the applicable terms are hereby incorporated by reference.

A copy of the press release announcing these events has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits. The following Exhibit is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
99.1	Press release issued by Catalent Pharma Solutions, Inc. on March 28, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Catalent Pharma Solutions, Inc.
(Registrant)

	By:	/s/ Samrat S. Khichi
	Name:	Samrat S. Khichi
	Title:	Sr. Vice President, General Counsel and Secretary

Dated: April 3, 2008

EXHIBIT LIST

Exhibit No.	Description
99.1	Press release issued by Catalent Pharma Solutions, Inc. on March 28, 2008.